                                                                      Exhibit 12


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                   (unaudited)


                                      Six Months Ended
                                        December 31,                                Year Ended June 30,
                                      ----------------- -------------------------------------------------------------------------
                                          1997            1997            1996            1995            1994            1993
                                        ---------       ---------       ---------       ---------       ---------       ---------
Income before income taxes,
  extraordinary item, and change
  in accounting principle               $ 156,642       $ 227,740       $ 146,130       $    (270)      $  33,745       $  39,584
add:
  Interest expense                          8,063          12,455          19,216          20,434          22,318          26,991
  Portion of rents representative
    of interest factor (a)                  3,979           9,804          11,550          11,550          12,870          12,870
  Equity in net losses of Ericsson
    Raynet joint venture                     --              --            29,818          85,946            --              --
less:
  Capitalized interest                       (338)           (393)           (660)           (724)         (1,172)           (362)

                                        ---------       ---------       ---------       ---------       ---------       ---------
Income as adjusted                      $ 168,346       $ 249,606       $ 206,054       $ 116,936       $  67,761       $  79,083
                                        =========       =========       =========       =========       =========       =========


Fixed Charges:
  Interest expense                      $   8,063       $  12,455       $  19,216       $  20,434       $  22,318       $  26,991
  Portion of rents representative
    of interest factor (a)                  3,979           9,804          11,550          11,550          12,870          12,870
  Debt prepayment penalty (b)                --              --              --             7,814            --              --
                                        ---------       ---------       ---------       ---------       ---------       ---------
Fixed Charges                           $  12,042       $  22,259       $  30,766       $  39,798       $  35,188       $  39,861
                                        =========       =========       =========       =========       =========       =========

Ratio of earnings to fixed charges          13.98           11.21            6.70            2.94            1.93            1.98
                                        =========       =========       =========       =========       =========       =========



(a) Calculated as approximately one-third of rental expense, representing a reasonable approximation of such rentals attributable to interest.

(b) Represents effective interest charged on the early retirement of debt. Recorded as an extraordinary loss on the income statement.